Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Eon Labs, Inc.

Christopher Lo Sardo

Phone 718-276-8600

www.eonlabs.com

Eon Labs Reports First Quarter 2003 Sales of $70.9 Million, an increase of 47%,

and Record Earnings of $15.1 Million, an increase of 138%

LAURELTON, N.Y., April 24, 2003 — Eon Labs, Inc. (Nasdaq: ELAB) today reported net income of $15.1 million for the first quarter ended March 31, 2003, compared to $6.3 million in the comparable quarter in 2002, an increase of 138.1%.  Diluted earnings per share was $0.33 for the first quarter ended March 31, 2003, compared to $0.19 per share in the comparable quarter in 2002, up 73.7%.

Net sales were $70.9 million for the first quarter ended March 31, 2003, compared to $48.2 million in the comparable quarter in 2002, an increase of 47.0%.  The majority of the sales growth for the first quarter was due to new products introduced subsequent to March 31, 2002.  An increase in unit volumes of existing products also contributed to the sales growth.

Dr. Bernhard Hampl, President and Chief Executive Officer, commented, “We are very pleased to announce that the Company’s quarterly net income exceeded $15 million for the first time.  Eon Labs’ strong net sales of $70.9 million can be attributed to our broad and high-in-demand product line. We also benefit from the positive trend of increased usage of generic drugs.”

The Company expects net sales and diluted earnings per share for the second quarter of 2003 to be between $70 million and $75 million and $0.29 and $0.32 per share, respectively.

FINANCIAL REVIEW

Gross profit as a percentage of net sales was 54.2% for the first quarter ended March 31, 2003, compared to 48.2% for the comparable quarter in 2002.  The increase in the gross profit percentage reflects the favorable impact of increased utilization of manufacturing capacity, including a significant increase in production at the Company’s North Carolina facility.  Additionally, in 2002 there was an increase in inventory valuation reserves of $1.6 million resulting primarily from the write down of raw materials that will not be utilized in production.

Research and development expenses increased by 11.0% to $3.6 million for the first quarter ended March 31, 2003, compared to $3.3 million in the comparable quarter in 2002.  The higher research and development spending reflects an increase in our product development activities that are focused on expanding our product offerings.  Eon Labs has 14 ANDAs pending with the FDA, including 5 tentative approvals, and a final approval for Omeprazole 10mg and 20mg capsules which still requires legal clearance, representing total annual branded sales exceeding $8.4 billion.

Other selling, general and administrative expenses (“SG&A”) increased to $8.7 million for the first quarter ended March 31, 2003, compared to $6.2 million in the comparable quarter in 2002, but decreased as a percentage of net sales to 12.3% from 12.8% for the comparable quarter in 2002.  The increase in SG&A was due principally to higher insurance premiums for product liability and directors and officers’ coverage, higher legal costs associated with patent litigation activities and the compliance and reporting requirements of a publicly-traded company and an increase in distribution costs due to increased sales volume.

Interest expense decreased $1.8 million for the first quarter ended March 31, 2003, compared to the comparable quarter in 2002 principally due to lower debt levels.

The effective tax rate for the three months ended March 31, 2003 was 40.0%, down from 41.1% in the comparable quarter in 2002 principally due to lower state and local taxes.

In order to provide a basis by which to compare our results in the current quarter with results for the comparable quarter in 2002, we have adjusted net income as presented under Generally Accepted Accounting Principles (GAAP) by excluding the following items:  deferred stock based compensation, expenses for research and development contracts unrelated to our business that were transferred prior to our IPO, and interest expense on related party debt that was paid or exchanged in connection with our IPO.  In addition, and in order to provide comparability between Eon and other companies in our sector, adjusted net income also excludes amortization of pushdown intangible assets that arose from the acquisition in December 2000 of the remaining 50% interest in Eon by Hexal Pharmaceuticals, Inc.  On an as adjusted basis, net income for the first quarter ended March 31, 2003 would have been $15.7 million, compared to $8.1 million for the comparable quarter in 2002, an increase of 94%.

Eon will conduct a live webcast today at 10:00 a.m., Eastern time, to discuss the issues contained in this press release, including Eon’s financial results for the first quarter of 2003.  To access the audio webcast, visit the Investor Relations section of our website at www.eonlabs.com and follow the link.  Interested persons may listen to the live conference call by dialing 1-800-357-9448 (U.S. only) or (312) 461-0943 (international), five minutes before the teleconference.  The password for the conference call is ELAB.  A replay of the conference call will be available until 5:00 p.m., Eastern time, on April 30th by dialing (888) 203-1112 (U.S. only) or (719) 457-0820 (international).  The passcode for the replay is 246195.  The replay will also be available on the Investor Relations section of the Eon Labs, Inc. website.

Eon Labs is a generic pharmaceutical company specializing in developing, licensing, manufacturing, selling and distributing a broad range of prescription pharmaceutical products.  For press releases and other information, visit the Eon Labs, Inc. website at www.eonlabs.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:  This release contains statements that are forward-looking in nature which express the beliefs and expectations of management.  Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.  These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors.  Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Eon Labs, Inc. and Subsidiaries
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended March 31,
	2003	2002
Net sales	$70,857	$48,198
Cost of sales	32,445	24,985
Gross profit	38,412	23,213

Operating expenses:
Selling, general and administrative expenses:
Amortization of other intangibles	940	940
Other selling, general and administrative expenses	8,737	6,153
Research and development expenses	3,642	3,281
Total operating expenses	13,319	10,374

Operating income	25,093	12,839

Other income and (expense):
Interest income	331	40
Interest expense	(284)	(2,113)
Other income, net	37	—
Total other income (expense), net	84	(2,073)

Income before income taxes	25,177	10,766
Provision for income taxes	(10,070)	(4,420)
Net income	$15,107	$6,346

Net income per share data:
Basic	$0.34	—
Diluted	$0.33	$0.19

Weighted average common shares outstanding:
Basic	44,113,516	—
Diluted	45,214,718	33,481,332

Eon Labs, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$72,479	$62,323
Short-term investments	29,417	24,961
Other current assets	125,207	120,098
Total current assets	227,103	207,382

Property, plant and equipment, net	43,724	42,788
Goodwill and other intangible assets, net	75,760	76,701
Other assets	3,184	3,000
Total assets	$349,771	$329,871

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$68,465	$64,289
Long-term liabilities	7,370	7,428
Total liabilities	75,835	71,717

Total stockholders’ equity	273,936	258,154
Total liabilities and stockholders’ equity	$349,771	$329,871

Eon Labs, Inc.
Reconciliation of Net Income
(Dollars in millions)

	Three Months Ended March 31,
	2003	2002
Net income, as reported	$15.1	$6.3

Adjustments for comparability:
Pushdown amortization of intangibles(i)	0.9	0.9
R&D unrelated to generics(ii)		0.4
Interest expense on related party debt(iii)		1.5
Deferred stock based compensation(iv)	0.1	0.3
Tax effect of above	(0.4)	(1.3)
	0.6	1.8

Net income, as adjusted	$15.7	$8.1

Notes:

(i) amortization of pushdown intangible assets.

(ii) transfer of R&D contracts unrelated to generic products completed prior to IPO.

(iii) elimination of interest on related party debt paid or exchanged at IPO.

(iv) charges related to SAR Plan converted to Stock Option Plan effective September 30, 2001.